Exhibit 10.70

AMENDMENT AND RESTATEMENT OF

THE HARRAH’S ENTERTAINMENT, INC.

DEFERRED COMPENSATION PLAN

Effective as of August 3, 2007

AMENDMENT AND RESTATEMENT OF

THE HARRAH’S ENTERTAINMENT, INC.

DEFERRED COMPENSATION PLAN

i

AMENDMENT AND RESTATEMENT OF

THE HARRAH’S ENTERTAINMENT, INC.

DEFERRED COMPENSATION PLAN

ii

AMENDMENT AND RESTATEMENT OF

THE HARRAH’S ENTERTAINMENT, INC.

DEFERRED COMPENSATION PLAN

Effective as of August 3, 2007

The Promus Companies Incorporated established The Promus Companies Incorporated Deferred Compensation Plan (referred to as the “DCP” or the “Plan”), effective as of October 16, 1991.

The Promus Companies Incorporated was renamed Harrah’s Entertainment, Inc. and the DCP was renamed The Harrah’s Entertainment, Inc. Deferred Compensation Plan.

The DCP is an unfunded deferred compensation plan for a select group of management or highly compensated employees (“Employees”) of subsidiaries and affiliates of Harrah’s Entertainment, Inc. (“Harrah’s”).

The DCP was subsequently amended in certain respects and was amended to provide that no cash bonus, base salary, or Directors fees payable after March 31, 2001 would be deferred into the DCP.

The Human Resources Committee (the “HRC”) of the Board of Directors of Harrah’s Entertainment, Inc. now wishes to amend the Plan to provide each Participant and each Beneficiary of a deceased Participant with an opportunity to elect to receive a special lump sum distribution from his or her Account under the Plan during 2008, and an opportunity to make special distribution elections, in accordance with the transitional relief under Internal Revenue Service Notice 2005-1, Q/A-19(c), the Proposed Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Internal Revenue Service Notice 2006-79. Such amendment will constitute a material modification of the amounts deferred under the Plan that otherwise were not subject to Section 409A of the Code and such amounts will become subject to Section 409A of the Code.

This Amendment and Restatement of the DCP incorporates the DCP and the prior amendments thereto (except as further amended herein) and constitutes a complete amendment, restatement and continuation of the DCP. This Amendment and Restatement of the DCP is intended to comply with the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder. As provided in Internal Revenue Notice 2006-79, with respect to an election or amendment to change a time and form of payment under the DCP made on or after January 1, 2007 and on or before December 31, 2007, the election or amendment shall apply only to amounts that would not otherwise be payable in 2007 and shall not cause an amount to be paid in 2007 that would not otherwise be payable in 2007. The DCP, as in effect prior to this Amendment and Restatement of the DCP, shall govern distributions under the Plan prior to August 3, 2007.

Pursuant to approval by the HRC, the DCP is hereby amended, restated and continued, effective as of August 3, 2007, as follows:

1.	Eligibility.

Only key Employees and members of the Board of Directors of Harrah’s who are not employees (“Directors”) are eligible to participate. Key employees are generally those in grades 23 or higher. The “Company” or “participating Company” in this Plan refers to any subsidiary or affiliate of Harrah’s whose Employees or former employees are Participants in the Plan. For Directors who are Participants in the Plan, references to the “Company” or “participating Company” refers to Harrah’s. Each respective corporation shall, as the participating Company, have the obligation under the Plan to effectuate the deferrals, to make distributions to its Participants, and to otherwise perform the Company’s obligations to its Participants.

References to “Participants” in the Plan refers to a participating Company’s actively participating Employees and Directors and also refers, where the context requires, to its former Employees and Directors and Beneficiaries of Employees and Directors who are receiving or entitled to receive benefits under the Plan.

2.	Election of Amount of Deferred Compensation.

Prior to a Year of Deferral, a Participant may elect to defer up to 12% of base salary and 100% of any cash bonus under the Company’s annual bonus plan which would otherwise be payable to the Employee in the Year of Deferral. “Cash bonus” refers to annual bonuses paid in March and does not include bonuses or incentive payments made at other times. A Director may defer up to 100% of his or her Director’s fees during the Year of Deferral. The amounts deferred are referred to as “Deferred Compensation.” The amounts deferred under this Plan are not included as eligible earnings under the Harrah’s Entertainment, Inc. Savings and Retirement Plan (the “S&RP”). If an Employee is placed on salary continuation, deferrals under this Agreement will continue until the earlier of (a) the end of the Year of Deferral or (b) the end of the salary continuation period, unless otherwise agreed by the Company.

Notwithstanding the foregoing, no cash bonus, base salary, or Directors fees payable after March 31, 2001 shall be deferred into the Plan.

2.2 Savings and Retirement Plan Exception. In addition to the deferral permitted under 2.1 above, any Participant that participates at the maximum before-tax percentage allowed by the S&RP shall be deemed to have elected to defer under this Plan that portion of eligible S&RP earnings which the Participant elected to defer under the S&RP, up to six percent (6%) (or such other maximum before-tax percentage allowed by the S&RP for the Participant), which could not be deferred on a before-tax basis under the S&RP, by reason of DCP deferrals, under any law or regulation as determined by Harrah’s, but excluding any amount which was actually deferred into the S&RP but distributed back to the Participant in a following Plan year as an excess deferral.

Notwithstanding the foregoing, no eligible S&RP earnings payable after March 31, 2001 shall be deferred into the Plan.

2.3	Matching Contributions.

(a) Eligibility. Matching contributions shall be credited to Participants in this Plan who are eligible to participate in the S&RP and elect to make a Basic Contribution (before-tax) equal to the maximum rate at which a Participant may elect before-tax contributions under the S&RP and such before-tax contribution is limited, by reason of DCP deferrals, under any law or regulation as determined by Harrah’s.

As provided in Sections 2.1 and 2.2, no cash bonus, base salary or eligible S&RP earnings payable after March 31, 2001 shall be deferred into the Plan and, consequently, no Employer matching contributions shall be credited with respect to cash bonus, base salary or eligible S&RP eligible earnings payable after March 31, 2001.

(b) Amount. The Employer shall credit to each employee Participant’s Account a matching contribution for each calendar year equal to one hundred percent (100%) of the Participant’s compensation elected to be deferred under this Plan for the year, such compensation being limited for purposes of this calculation to a maximum of six percent (6%) of the Participant’s eligible S&RP earnings (which shall not include bonus amounts or board fees). The matching contribution amount shall be offset by the actual matching contribution allocated to the Participant for the year under the S&RP.

(c) Time of Credit. The Employer matching contribution shall be credited to a Participant’s Account as of the last day of the calendar year or the date the Participant’s employment ends, if earlier. Such amount shall commence accruing interest when it is credited to the Account.

2.4 Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant’s Account and earnings thereon as follows:

(a) Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of base salary, cash bonus and Director fees deferred under this Plan.

(b) Employer Matching Contribution. An Employee who leaves employment for reasons other than Retirement (as defined in the S&RP), Total and Permanent Disability (as defined in the S&RP) or death shall be vested in the Employer matching contributions and interest thereon made for any particular year in accordance with the vesting provisions in the S&RP as it may be amended from time to time. Matching amounts and earnings thereon that are not vested upon leaving employment shall be forfeited. The term “Deferred Compensation” in this Plan shall include vested matching amounts and interest thereon for distribution purposes.

(c) Retirement, Disability or Death. An Employee shall become one hundred percent (100%) vested in the matching amounts at Retirement (as defined in the S&RP), or upon Total and Permanent Disability (as defined in the S&RP) or death.

3.	Deferred Compensation Account.

3.1 Account. The Company shall establish a bookkeeping account (the “Account”) to evidence the Company’s liability to the Employee or Director for each Year of Deferral. The Account shall be credited at the end of each accounting period month with an amount equal to the portion of Deferred Compensation payable during that month and with accrued interest.

3.2 Interest on Deferrals. Interest on the Account shall accrue and be credited to the Account at the end of each calendar year in an amount equal to the Average Balance times the Average Prime Rate where:

(a) “Average Balance” equals the sum of the Account balances on each day during the year, divided by the number of days in the year; and

(b) “Average Prime Rate” equals the sum of the rates announced by Citibank, N.A. as its prime rate on the first business day of each calendar quarter during the year, divided by four.

3.3 The Company will notify each Participant quarterly of the value of his or her Account.

3.4 For periods shorter than a year, interest shall be calculated by crediting interest at the end of each calendar month and using the Average Balance during the calendar month and one twelfth of the rate announced by Citibank, N.A. as its prime rate on the first business day of the calendar quarter in which such calendar months occur.

4.	Unfunded Plan.

The Company is not required to earmark any assets for payment of, or make any investment with respect to, the Account. Any assets allocated to pay the Account will at all times remain the unrestricted assets of the Company, subject to the claims of its general creditors, and will at all times be available for the Company’s use for whatever purpose it desires. The Company shall have, in general, the power to do and perform any and all acts with respect to any such assets in the same manner and to the same extent as an individual might or could do with respect to his or her own property. Without limiting the generality of the foregoing, the Company may invest in any and all types of property, whether real or personal, without regard to its location, including stock, securities, and property of the Company and any business entity controlling, controlled by or under common control with the Company. No enumeration of specific powers herein made shall be construed as a limitation upon the foregoing general power, nor shall any of the powers herein conferred upon the Company be exhausted by the use thereof, but each shall be continuing.

Title to and beneficial ownership of any assets, whether cash or investments, which the Company may earmark to pay the Account, shall at all times remain in the Company and the Participant shall have no property interest whatsoever in any assets or investments of the Company. The Company’s obligations under the Plan are unsecured and unfunded, and no assurances are given with respect to the Company’s or Harrah’s present or future financial condition.

5.	Distributions from Deferred Compensation Account.

5.1 Lump Sum or Annual Distributions. Lump sums and annual installments for deferrals before 1992 will be governed by the deferral agreements signed for those years. For deferrals in plan years 1992 and thereafter, a Participant may elect (a) a lump sum to be paid upon the earliest of the Participant’s Separation from Service, Disability or death or upon a specified date but not later than the earliest of the Participant’s Separation from Service, Disability or death, or (b) annual installments of two to ten years to commence upon the earliest of the Participant’s Separation from Service, Disability or death. Payments will be paid or will start in accordance with Section 5.5. The amount of any annual distribution from the Account shall be the balance of the Account on the date of distribution divided by the number of remaining years (including the annual distribution being made) over which distribution is to be made; provided, however, that in case of any installment distribution payments on and after January 1, 2008, such installment distribution payments shall be made in substantially equal monthly installments over the remaining period of such installment distribution; and, provided, further, that in the event of any such monthly installment distributions, the amount of each monthly installment in any calendar year shall be calculated as follows. The amount of the monthly installment shall be determined before the first installment payment on or after January 1, 2008 is paid and on each January 1st in all subsequent calendar years. The amount of each monthly installment for such calendar year shall be determined by dividing: (A) the number of remaining monthly installments into (B) the Participant’s vested balance in the Participant’s Accounts, determined as of the last valuation date of the prior month. A Participant’s last installment payment shall be adjusted as needed to reflect investment gains or losses. If the total of the vested balance in the Participant’s Accounts (and the vested balances in the Participant’s accounts in all other agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2)), determined as of any date that is on or after January 1, 2008 and on or after monthly installment payments commence, is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code, such vested balance in the Participant’s Accounts (and the vested balances in such other agreements, methods, programs and arrangements) shall be paid to the Participant in a lump sum payment not later than sixty (60) days after such date in accordance with Treasury Regulation Section 1.409A-3(j)(4)(v). In the case of a lump sum distribution or payment of an installment, the payment will include interest accrued on the Account since the end of the preceding interest accrual date until the date that the payment is calculated, computed on a per annum basis at the Average Prime Rate for the previous plan year. Following the end of each calendar year, the Company will provide the Participant with a valuation of the Account showing the amount remaining in the Account after the distribution.

Notwithstanding the foregoing, all distributions under this Section 5 shall be subject to Sections 5.8, 5.9, 5.10 and 5.11.

5.2 Withholding Taxes. Under current law, Federal income taxes are not withheld on Deferred Compensation when deferred. However, FICA (social security taxes) will be withheld from an Employee’s Deferred Compensation if an Employee’s maximum FICA withholding has not been reached. The Company will endeavor to take applicable FICA from other nondeferred compensation that is payable to the Employee at the same time that the deferral occurs but, if necessary, the amount of deferred salary and/or deferred bonus may be subject to reduction by reason of the FICA taxes. In addition, if any other law requires withholding on Deferred Compensation, the Company will apply this withholding to Deferred Compensation.

5.3 Election of Commencement of Distribution. The Participant shall be required to elect the method and timing of distributions at the time a Participation Agreement is signed. The available distribution options will be determined by the Company (at the time the Participation Agreement is signed) and will be set forth in the Participation Agreement.

5.3A Amendment of Form of Payment. Each Participant in the Plan as of April 25, 1997 (referred to in this paragraph 5.3A as “Active Participants” and excluding Participants who are not active employees of the Company or its direct or indirect subsidiaries on April 25, 1997, and excluding Director Participants who are not actively serving on the Company’s Board of Directors on April 25, 1997) will be offered a one-time opportunity (the “Amendment Opportunity”) to amend his/her previously made elections as to the form of payment of benefits permitted under paragraphs 5.1 and 5.3 of the Plan, subject to the following terms and conditions:

(a) The Amendment Opportunity will be offered on or before May 31, 1997 to Active Participants by sending them an election form which they must complete in order to revise any or all of their previous distribution elections (the “Revised Elections”).

(b) To be effective, a completed Revised Elections form must be received by the Company within a reasonable time period but not later than June 30, 1997.

(c) Revised Elections will only apply to distributions that will occur due to leaving the payroll on or after July 1, 1998 (or, in the case of director Participants, due to leaving active service on the Board of Directors on or after July 1, 1998). Accordingly, if an Active Participant leaves the payroll (or leaves active service on the Board of Directors) on or before June 30, 1998, any Revised Elections submitted by that individual will not be effective. In such case, the original elections for that individual shall govern. For example, if an employee stops active employment on December 31, 1997 and is placed on salary continuation which lasts until June 30, 1998, then this individual’s Revised Elections will not have any effect and his/her distributions will be governed by his/her original elections. However, if employment or salary continuation went through July 1, 1998 or later, the Revised Elections would be effective. If an Active Participant leaves the payroll or leaves active service on the Board before notice of the Amendment Opportunity is mailed, the Amendment Opportunity will not be offered to such individual.

(d) Pursuant to this paragraph 5.3A, an Active Participant will only be permitted to change a lump sum to annual installments or extend existing annual installments to a longer period, provided installments cannot be extended beyond a period of ten years from the commencement of payments. A Participant will not be permitted to compress installments to a shorter period or to change installments to a lump sum.

(e) No Revised Elections shall be permitted under this Section 5.3A after June 30, 1997.

5.4 [Reserved].

5.5 Date of Payment(s). Subject to Sections 5.8 and 5.9, if the Participant elects a lump sum distribution, the entire value of the Account on the date of distribution shall be paid to the Participant within sixty (60) days after the date determined under Section 5.8(b) from the Account. Subject to Sections 5.8 and 5.9, if distribution is to be made over a period of years, the first payment will be made within sixty (60) days after the date determined under Section 5.8(b) from the Account, and each successive annual payment will be made within sixty (60) days after the anniversary of the date determined under Section 5.8(b).

5.6 Selection of and Payment to Beneficiary. The Participant will be given the opportunity to designate a Primary Beneficiary and Alternate Beneficiary in case of the Participant’s death. Such designation will remain in effect until changed by the Participant. If the Participant dies prior to distribution of the entire Account, payment of the Account shall be made to the Primary Beneficiary, or, in the event the Primary Beneficiary has predeceased the Participant, to the Alternate Beneficiary. If the Participant qualifies for a distribution because of Disability or termination of employment/service and thereafter dies before the payment of a distribution is made by the Company, then the payment or payments will be made to the Beneficiary if the Company’s payroll department has been notified of the death before the payment is released. A Primary Beneficiary or Alternate Beneficiary is referred to as a “Beneficiary”.

Payments to a Beneficiary shall be in the manner elected in the deferral agreement signed by the Participant.

A Participant may change Beneficiaries at any time by submitting written notice of such change to the Company. If the Participant dies and has not designated a Beneficiary, or if all named Beneficiaries have predeceased him or her, payment from the Account shall be made to the Participant’s estate in which case the estate shall be deemed the Beneficiary hereunder.

5.7 Irrevocable Distribution Elections. Except as provided in Sections 5.7A, 5.9 and 5.10, a Participant’s distribution elections as of August 3, 2007 are irrevocable and cannot be amended.

5.7A Distributions upon Unforeseeable Emergency. A distribution may be made by the Company in case of a Participant’s Unforeseeable Emergency, as determined by EDCP Committee in its sole discretion, as provided herein, on or after January 1, 2008.

(a) A Participant may elect to receive a distribution from his or her Account upon the occurrence of an Unforeseeable Emergency. Such Participant may elect to receive a distribution upon Unforeseeable Emergency by completing and delivering an election with the EDCP Committee in accordance with the uniform procedures promulgated by the EDCP Committee.

(b) The election to receive a distribution upon the occurrence of an Unforeseeable Emergency by a Participant who is entitled to a distribution under this Section 5 shall override the distribution election in effect for such Participant under this Section 5 with respect to the amount to be distributed, both as to form of payment and timing of payment. If installment payments to such Participant have begun at the time an election for a distribution upon the occurrence of an Unforeseeable Emergency is made, the election shall apply only with respect to the unpaid balance of such Participant’s Account.

(c) The amount to be distributed to a Participant who elects a distribution upon the occurrence of an Unforeseeable Emergency shall not exceed the amounts reasonably necessary to satisfy such Unforeseeable Emergency (and shall include amounts necessary to pay federal, state, local or foreign income taxes or penalties reasonably anticipated as a result of the distribution), after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation through insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), as determined by the EDCP Committee in accordance with Section 409A(a)(2)(B)(ii)(II) of the Code and the Treasury Regulation Section 1.409A-3(i)(3)(ii).

(d) The amount to be distributed to the Participant pursuant to such Participant’s election to receive a distribution upon the occurrence of Unforeseeable Emergency shall be paid in a lump sum payment within sixty (60) days following the approval of the Participant’s distribution election by the EDCP Committee.

5.8 Distributions subject to Section 409A of the Code.

(a) The distribution of a Participant’s Account shall be made at the time and in the form of payment specified in such Participant’s deferral agreement or Participation Agreement, whichever is applicable, subject to this Section 5.8 and Sections 5.9 and 5.10.

(b) Except as otherwise provided in Section 5.7A, 5.9 or 5.10, the distribution from a Participant’s Account shall be made or commence upon the earliest of:

(i) the specified date, if any, elected by the Participant in his or her deferral agreement or Participation Agreement, as applicable, or

(ii) the Participant’s Separation from Service,

(iii) the Participant’s Disability, or

(iv) the Participant’s death;

provided, however, that in the case of a Participant who is a Specified Employee as of the date of such Participant’s Separation from Service, the distribution of such Participant’s Account upon such Participant’s Separation from Service shall be made or commence upon the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of such Participant’s death) in accordance with Section 409A(a)(2)(B)(i) of the Code and the Treasury Regulation Section 1.409A-3(i)(2).

(c) If a Participant’s Account is to be distributed in the form of annual installment payments upon such Participant’s Separation from Service, and such Participant is a Specified Employee as of the date of such Participant’s Separation from Service, the annual installment payment that otherwise would have been made to such Participant prior to the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of such Participant’s death) and any interest accrued thereon shall be paid commencing on such date in accordance with Section 409A(a)(2)(B)(i) of the Code and the Treasury Regulation Section

1.409A-3(i)(2). The Participant’s Account shall be distributed in installment payments, commencing on the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of such Participant’s death), over the designated installment payment period.

5.9 Special Lump Sum Distribution.

(a) Subject to Section 5.11, a Participant, or a Beneficiary of a deceased Participant, may elect to receive a special lump sum distribution from such Participant’s or Beneficiary’s Account on June 1, 2008 (or within thirty (30) days thereafter) in accordance with this Section 5.9. A Participant’s or Beneficiary’s special lump sum distribution shall be made only from the Account if such Participant or Beneficiary has a fully vested interest in the Account, determined as of the last day of the Special Distribution Election Period. The special lump sum distribution shall be in the amount equal to the Participant’s or Beneficiary’s designated percentage of the Participant’s or Beneficiary’s interest in the Account, and such designated percentage of the Account shall be credited to a special subaccount of such Account. Such special lump sum distribution shall be made proportionately from such Participant’s or Beneficiary’s Account (and the subaccounts thereunder) and shall apply only to amounts that would not otherwise be payable before January 1, 2008.

(b) A Participant, or a Beneficiary of a deceased Participant, shall elect to receive a special lump sum distribution under subsection (a) by completing and delivering a Special Lump Sum Distribution Agreement in accordance with the rules and procedures adopted by the EDCP Committee for such purpose. Such Participant or Beneficiary shall designate the whole percentage (up to a maximum of 100%) of such Participant’s or Beneficiary’s interest in his or her Account to be distributed in such special lump sum distribution. Such Participant or Beneficiary must complete and deliver such Special Lump Sum Distribution Agreement not later than the last day of the Special Distribution Election Period, and such Participant’s or Beneficiary’s Special Lump Sum Distribution Agreement shall become irrevocable as of the last day of the Special Distribution Election Period. Such special lump sum distribution election shall supersede such Participant’s prior distribution election with respect to the portion of such Participant’s Accounts subject to such special lump sum distribution election, except as provided in Section 5.11.

(c) Special distribution elections under this Section 5.9 shall be subject to such administrative rules, procedures and restrictions as are prescribed by the EDCP Committee in its discretion. No election may be made under this Section 5.9 after the last day of the Special Distribution Election Period.

5.10 Special Distribution Elections.

(a) Subject to Section 5.11, a Participant may elect in accordance with this Section 5.10 to make a special Separation from Service Election, or a special Distribution Year Election, with respect to any Deferral Period ending on or before December 31, 2007. Such special Separation from Service Election or special Distribution Year Election shall apply to the portion of the Participant’s Accounts attributable to compensation amounts deferred during such Deferral Period.

(i) Special Separation from Service Elections. A special Separation from Service Election under this Section 5.10 with respect to a Deferral Period shall provide for the distribution of the subaccounts of such Participant’s Accounts for such Deferral Period upon such Participant’s Separation from Service and shall be in a form of distribution selected by the Participant in such Participant’s Special Distribution Election Agreement. Such Participant may select distribution in the form of a lump sum payment, or monthly installment payments over a period of years. If such Participant selects distribution in the form of monthly installment payments, such Participant shall designate the period of years (which shall be not less than one and not more than fifteen (15)) over which such monthly installment payments shall be made; provided, however, that such installment period shall not extend beyond fifteen (15) years following such Participant’s Separation from Service. If such Participant makes a special Separation from Service Election under this Section 5.10 and fails to select a form of distribution for purposes of distributions from the subaccounts of such Participant’s Accounts for a Deferral Period, such distributions shall be made in a lump sum payment. A Participant may not change his or her Separation from Service Election under this Section 5.10 with respect to a Deferral Period, or the form of distribution of the subaccounts of such Participant’s Accounts for such Deferral Period.

(ii) Special Distribution Year Elections. A special Distribution Year Election under this Section 5.10 with respect to a Deferral Period shall provide for the distribution of the subaccounts of such Participant’s Accounts for such Deferral Period upon the earlier of the first day of the Distribution Year (as selected by the Participant), or the Participant’s Separation from Service. Such Participant shall select the Distribution Year for purposes of distributions from the subaccounts of such Participant’s Accounts for such Deferral Period. The Distribution Year shall not be earlier than the 2009 calendar year, and shall be not later than the 2027 calendar year. The distribution of the subaccounts of such Participant’s Accounts for such Deferral Period shall be made in a lump sum payment. A Participant may not change such Participant’s special Distribution Year Election with respect to a Deferral Period.

(iii) Separate Elections. A Participant may make a separate special Separation of Service Election or special Distribution Year Election with respect to each Deferral Period.

(iv) Time of Payment.

(A) A Participant’s Accounts shall be distributed in accordance with the special Separation from Service Election or special Distribution Year Election for the subaccounts of such Participant’s Accounts for each Deferral Period.

(B) The distributions from the subaccounts of a Participant’s Accounts for a Deferral Period shall be made or commence upon the earliest of:

(I) the first day of the Distribution Year (if any) selected by such Participant (in the case of subaccounts subject to such Participant’s Distribution Year Election), or

(II) the Participant’s Separation from Service; or

(III) the Participant’s death;

provided, however, that, in the case of a Participant who is a Specified Employee as of the date of such Participant’s Separation from Service, the distributions of the subaccounts of such Participant’s Accounts for such Deferral Period upon such Participant’s Separation from Service shall be made or commence on the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of such Participant’s death) in accordance with Section 409A(a)(2)(B)(i) of the Code and the Treasury Regulation Section 1.409A-3(i)(2).

(C) If the subaccounts of a Participant’s Accounts for any Deferral Period are to be distributed in the form of monthly installment payments, and such Participant is a Specified Employee as of the date of such Participant’s Separation from Service, the monthly installment payments that otherwise would be made to such Participant prior to the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of such Participant’s death) shall be accumulated in the subaccounts of such Participant’s Accounts for such Deferral Period and paid commencing on such date in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-3(i)(2), as adjusted to reflect the rate of return on the hypothetical Investment Funds selected by the Participant in accordance with Section 6.4. The subaccounts of such Participant’s Accounts for such Deferral Period shall be distributed in installment payments, commencing on the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of such Participant’s death), over the installment payment period designated under the Separation from Service Election for the subaccounts of such Participant’s Accounts for the Deferral Period.

(v) Form of Payments.

(A) Separation from Service Election Payments. In the event a Participant made a special Separation from Service Election with respect to a Deferral Period, the distribution from the subaccounts in such Participant’s Accounts for such Deferral Period shall be made in a lump sum payment, or in monthly installment payments, in accordance with Section 5.10(a)(i).

(B) Distribution Year Election Payment. In the event a Participant made a special Distribution Year Election with respect to a Deferral Period, the distribution from the subaccounts in such Participant’s Accounts for such Deferral Period shall be made to such Participant in a lump sum payment. Such lump sum payment shall be made not later than sixty (60) days after the date determined under Section 5.10(a)(iv).

(vi) Definitions of Deferral Period and Distribution Year. For purposes of this Section 5.10,

(A) “Deferral Period” means the calendar year, and

(B) “Distribution Year” means the calendar year selected by a Participant for purposes of distributions from the subaccounts of such Participant’s Accounts for a Deferral Period.

(vii) Installment Payments.

(A) In the event a Participant makes a Separation from Service Election, and elects distribution in the form of installment payments, the amount of each monthly installment in any calendar year for the distribution of the subaccounts in a Participant’s Accounts for a Deferral Period shall be calculated as follows. The amount of the monthly installment shall be determined before the first installment is paid and on each January 1st in all subsequent calendar years. The amount of each monthly installment for such calendar year shall be determined by dividing: (I) the number of remaining monthly installments into (II) the Participant’s vested balance in the subaccounts in the Participant’s Accounts for such Deferral Period, determined as of the last valuation date of the prior month. A Participant’s last installment payment shall be adjusted as needed to reflect investment gains or losses. If the total of the vested balance in the Participant’s Accounts (and the vested balances in the Participant’s accounts in all other agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2)), determined as of any date that is on or after January 1, 2008 and on or after monthly installment payments commence, is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code, such vested balance in the Participant’s Accounts (and the vested balances in such other agreements, methods, programs and arrangements) shall be paid to the Participant in a lump sum payment not later than sixty (60) days after such date in accordance with Treasury Regulation Section 1.409A-3(j)(4)(v).

(B) If installment payments are made, the provisions of Section 3.2 shall continue to apply to the unpaid interest in the relevant subaccounts.

(b) If a Participant elects to make a special Separation from Service Election, or a special Distribution Year Election with respect to a Deferral Period, under this Section 5.10, such special Separation from Service Election or special Distribution Year Election shall apply to the subaccounts of such Participant’s Accounts for such Deferral Period and shall apply only to amounts that would not otherwise be payable before January 1, 2008 or payable in accordance with a special lump sum distribution election under Section 5.9.

(c) A Participant shall make a special Separation from Service Election or a special Distribution Year Election under subsection (a) by completing and delivering a Special Distribution Election Agreement in accordance with rules and procedures adopted by the EDCP Committee for such purpose. Such Participant must complete and deliver such Special Distribution Election Agreement not later than the last day of the Special Distribution Election Period, and such Participant’s Special Distribution Election Agreement shall become irrevocable as of the last day of the Special Distribution Election Period. Such special Separation from Service Election, or special Distribution Year Election, shall supersede such Participant’s prior distribution election with respect to the portion of such Participant’s Accounts subject to such special Separation from Service Election or special Distribution Year Election, except as provided in Section 5.11.

(d) Special Separation from Service Elections and special Distribution Year Elections under this Section 5.10 shall be subject to such administrative rules, procedures and restrictions as are prescribed by the EDCP Committee in its discretion. No election may be made under this Section 5.10 after the last day of the Special Distribution Election Period.

5.11 Compliance with Section 409A of the Code.

(a) The DCP shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (subject to the transitional relief under Internal Revenue Service Notice 2005-1, the Proposed Regulations under Section 409A of the Code and other applicable authority issued by the Internal Revenue Service).

(b) As provided in Internal Revenue Notice 2006-79, notwithstanding any other provision of the DCP, with respect to any election under Section 5.9 or 5.10, or any other election or amendment to change a time and form of payment under the DCP made on or after January 1, 2007 and on or before December 31, 2007, the election or amendment shall apply only to amounts that would not otherwise be payable in 2007 and shall not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

6.	Correction of Errors.

In the event deferrals are not made or excessive deferrals are made due to a mistake or error including payroll errors, then the Company will have discretion to correct the error in such manner as it deems appropriate. If the Participant does not object within thirty (30) days of the occurrence of any mistake or error regarding deferrals, then the Company in its discretion may decide that the deferral mistake shall not be corrected or the Company may elect to take such action as it deems necessary to correct or partially correct the mistake or error. The Company may elect not to pay interest on amounts contributed to correct a nondeferral mistake or error if the Participant had not objected to the nondeferral within thirty (30) days of the occurrence of the mistake or error.

7.	Restriction Against Transfers and Assignments.

Neither the Participant nor any Beneficiary shall have any right to commute, sell, assign, transfer, pledge, hypothecate or otherwise convey or encumber any right to receive any payment hereunder, and all such payments and all rights thereto are expressly declared to be non-assignable and non-transferable. The Account shall not be subject to the claims of the Participant’s or a Beneficiary’s creditors and the Company shall not be obligated to disburse any funds from the Account to any creditor of the Participant or of a beneficiary.

8.	Deferral Agreement Not An Employment Agreement.

A deferral agreement does not constitute a contract for continued employment of an Employee by the Company. The Company reserves the same rights to modify the Employee’s compensation and to terminate the Employee’s employment with the Company which it had prior to the execution of a deferral agreement.

9.	Administration.

9.1 EDCP Committee; Duties. This Plan may be administered by the EDCP Committee, which shall consist of not less than three (3) individuals selected by the Chief Executive Officer of Harrah’s or his designee. Members of the EDCP Committee may be Participants under this Plan. Harrah’s, the EDCP Committee and its agents have discretionary authority to decide all questions arising under the Plan including questions as to eligibility, correction of errors, and interpretation of the Plan and deferral agreements.

9.2 Agents. The EDCP Committee may appoint an individual to be the EDCP Committee’s agent with respect to the day-to-day administration of the Plan. In addition, the EDCP Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

9.3 Binding Effect of Decisions. The decision or action of the EDCP Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.4 Indemnity of Committee. The Company and Harrah’s shall indemnify and hold harmless the members of the EDCP Committee or any agents or employees of the Company against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the EDCP Committee, EDCP Committee member, or such agent or employee of the Company.

10.	Claims Procedure.

10.1	General.

(a) A Participant or Beneficiary who believes that he or she has not received the benefits to which he or she is entitled may assert a claim for benefits under the Plan in accordance with the claims procedure of this Article Ten. The claims procedure of this Article Ten shall be applied in accordance with Section 503 of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Department of Labor Regulation Section 2560.503-1. A Participant or Beneficiary may assert a benefit claim, or appeal the denial of a benefits claim, through such Participant’s or Beneficiary’s authorized representative, provided that such Participant or Beneficiary has submitted a written notice evidencing the authority of such representative to the EDCP Committee. A Participant or Beneficiary asserting a benefits claim shall be referred to as a “Claimant” under this Article Ten.

(b) A Claimant shall submit his or her benefits claim under the Plan in writing to the EDCP Committee. The Claimant may include documents, records or other information relating to the benefits claim for review by the EDCP Committee in connection with such benefits claim.

10.2	Benefit Determination.

(a) The EDCP Committee shall review the Claimant’s benefits claim (including any documents, records or other information submitted with such benefits claim) and determine whether such benefits claim shall be approved or denied in accordance with the Plan.

(b) In the event that a Claimant’s benefits claim is wholly or partially denied, the EDCP Committee shall provide to the Claimant with written notice of the denial within a reasonable period of time, but not later than ninety (90) days after the receipt of the benefits claim by the EDCP Committee, unless the EDCP Committee determines that special circumstances require an extension of time for making a determination with respect to the benefits claim. If the EDCP Committee determines that an extension of time for making a determination with respect to the benefits claim is required, the EDCP Committee shall provide the Claimant with written notice of such extension prior to the end of the initial ninety (90) day period. The extension of time shall not exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the EDCP Committee expects to render the benefit determination.

(c) The notice of denial of the Claimant’s benefits claim shall set forth:

(1) the specific reason or reasons for the denial;

(2) references to specific Plan provisions on which the denial is based;

(3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why the material or information is necessary; and

(4) a description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal of the denial of the benefits claim.

(d) The Claimant may appeal any denial of the benefits claim in writing to the EDCP Committee within sixty (60) days after receipt of the EDCP Committee’s notice of denial of benefits claim. The Claimant’s failure to appeal the denial of the benefits claim by the EDCP Committee in writing within the sixty (60) day period shall render the EDCP Committee’s determination final, binding, and conclusive.

10.3 Appeals.

(a) A Claimant may appeal the denial of a benefits claim to the EDCP Committee. The EDCP Committee shall review the appeal of the denial of the benefits claim and make a final determination as to whether the benefits claim should be approved or denied in accordance with the Plan.

(b) The Claimant shall be afforded the opportunity to submit written comments, documents, records, and other information relating to the benefits claim, and the Claimant shall be provided, upon request and free of charge, reasonable access to all documents, records, and other information relevant to the Claimant’s benefits claim. A document, record or other information shall be considered “relevant” to the benefits claim, as provided in Department of Labor Regulation Section 2560.503-1(m)(8). The review on appeal by the EDCP Committee shall take into account all comments, documents, records, and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the EDCP Committee’s initial determination with respect to the benefits claim. The EDCP Committee shall advise the Claimant in writing of the EDCP Committee’s determination of the appeal within sixty (60) days of the claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a determination within the sixty (60) day period infeasible, but in no event shall the EDCP Committee render a determination regarding the denial of a claim for benefits later than one hundred twenty (120) days after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences.

(c) The notice of denial of the Claimant’s appeal of the denial of the Claimant’s benefit claim shall set forth:

(1) the specific reason or reasons for the denial of the appeal;

(2) reference to the specific Plan provisions on which the denial of the appeal is based;

(3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s benefits claim (and a document, record or other information shall be considered “relevant” to the benefits claim, as provided in Department of Labor Regulation Section 2560.503-1(m)(8)); and

(4) a statement describing Claimant’s right to bring an action under ERISA Section 502(a).

(d) If, upon appeal, the EDCP Committee shall grant the relief requested by the Claimant, then, in addition, the EDCP Committee shall award to the Claimant reasonable fees and expenses of counsel, or any other duly authorized representative of Claimant, which shall be paid by the Company. The determination as to whether such fees and expenses are reasonable shall be made by the Company in its sole and absolute discretion and such determination shall be binding and conclusive on all parties.

10.4 Notice of Denials. The EDCP Committee’s notice of denial of a benefits claim shall identify the address to which the Claimant may forward his appeal.

11.	Amendment; Termination of Further Deferrals.

11.1 Amendments. Harrah’s may at any time amend the Plan in whole or in part (including, without limitation, to comply with Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations and applicable guidance thereunder), and may provide or agree to different requirements for different Participants, provided, however, that (i) no amendment shall be effective to decrease or restrict the amount accrued to that date on any Account maintained pursuant to any existing deferral under the Plan; (ii) on amounts that have been deferred up to the date of amendment, no amendment shall be effective to reduce the interest credited or to be credited as provided in Section 3 of this Plan, and (iii) no amendment shall be effective to accelerate the payment of any Participant’s Account relating to deferrals during 1992 and thereafter without the consent of the Participant or the Participant’s Beneficiary (in case of a deceased Participant).

11.2 Right to Terminate Future Deferrals. The Company or Harrah’s may for any new calendar year terminate further deferrals into the Plan by any person or persons for that year and/or may reject additional Participants in the Plan, if, in its sole judgment, such termination or rejection would be in the best interest of the Company or Harrah’s. Benefits from deferrals up to the point of termination of further deferrals shall be paid in the form elected by the Participant in his or her Participation Agreement or otherwise in accordance with this Plan, including crediting of interest, until all payments are complete.

12.	Miscellaneous.

12.1 Delivery of Notice. Any notice to a Participant may be given either by delivery to the Participant or by deposit in the United States Mail, postage prepaid, addressed to his or her last-known address. Any notice to the Company or Harrah’s hereunder may be given either by delivery, in person or by deposit in the United States Mail, postage prepaid, addressed to Harrah’s Entertainment, Inc., One Caesars Palace Drive, Las Vegas, NV 89109, Attn: Corporate Secretary.

12.2 Governing Law. This Plan shall be governed by the Employee Retirement Income Security Act of 1974, as amended and, to the extent applicable, the laws of the State of Nevada.

12.3 Immunity. So long as they act in good faith, the Company’s and Harrah’s’ officers, directors, agents, or employees may act pursuant to this Agreement without any liability to a Participant or any other person.

12.4 Payment To Guardian. If a Plan benefit is payable to minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Company may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor or incompetent person. The Company may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

12.5 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control the meaning or construction of any of its provisions unless the context clearly requires such control.

12.6 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

13.	Successors and Assigns.

A participating Company may assign its rights and obligations under any deferral agreement to any company or person that acquires all or substantially all of the stock or assets of the Company or that is a successor to the Company by merger. Harrah’s may assign its rights and obligations under this Plan to any successor to Harrah’s.

14.	Definitions for Purposes of Section 409A of the Code

14.1 “Disability”, with respect to a Participant, shall mean such Participant’s disability, within the meaning of Section 409A(a)(2)(C) of the Code and Treasury Regulation Section 1.409A-3(i)(4).

14.2 “Separation from Service”, with respect to a Service Provider, shall mean such Service Provider’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), with respect to the Service Recipient.

14.3 “Service Provider” shall mean a Participant or any other “service provider”, as defined in Treasury Regulation Section 1.409A-1(f).

14.4 “Service Recipient”, with respect to any Service Provider, shall mean the “service recipient,” as defined in Treasury Regulation Section 1.409A-1(g), as determined from time to time. As provided in Treasury Regulation Section 1.409A-1(g), the “service recipient” shall mean the person for whom the Service Provider’s services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Section 414(b) or 414(c) of the Code; provided, however, that for purposes of Section 14.2, the “service recipient” shall be determined as provided in Treasury Regulation Section 1.409A-1(h)(3).

14.5 “Special Distribution Election Period” means the period designated by the EDCP Committee during which the elections under Sections 5.9 and 5.10 may be made. The “Special Distribution Election Period” shall commence not earlier than August 3, 2007 and end not later than October 15, 2007.

14.6 “Specified Employee” shall mean a Service Provider who, as of the date of the Service Provider’s Separation from Service, is a “Key Employee” of the Service Recipient any stock of which is publicly traded on an established securities market or otherwise. For purposes of this definition, a Service Provider is a “Key Employee” if the Service Provider meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the Testing Year. If a Service Provider is a “Key Employee” (as defined above) as of a Specified Employee Identification Date, the Service Provider shall be treated as “Key Employee” for the entire 12 month period beginning on the Specified Employee Effective Date. For purposes of this Section 14.6, a Service Provider’s compensation for a Testing Year shall mean such Service Provider’s compensation, as determined under Treasury Regulation Section 1.415(c)-2(d)(4), from the Service Recipient for such Testing Year. The “Specified Employees” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i).

14.7 “Specified Employee Effective Date” means the first day of the fourth month following the Specified Employee Identification Date. The Specified Employee Effective Date may be changed by the HRC, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(4).

14.8 “Specified Employee Identification Date” for purposes of Treasury Regulation Section 1.409A-1(i)(3), shall mean December 31. The “Specified Employee Identification Date” shall apply to all “nonqualified deferred compensation plans” (as defined in Treasury Regulation Section 1.409A-1(a)) of the Service Recipient and all affected Service Providers. The “Specified Employee Identification Date” may be changed by the HRC, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(3).

14.9 “Testing Year” shall mean the 12 month period ending on the Specified Employee Identification Date, as determined from time to time.

14.10 “Unforeseeable Emergency”, with respect to a Participant, shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant or the Participant’s spouse, Beneficiary or dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the EDCP Committee in accordance with Section 409A(a)(2)(B)(ii)(I) of the Code and the Treasury Regulation Section 1.409A-3(i)(3)(i).

Executed at Las Vegas, Nevada, as of August 3, 2007.

HARRAH’S ENTERTAINMENT, INC.

By:	/S/ Mary Thomas
Name:	Mary Thomas
Title:	Senior Vice President, Human Resources